Exhibit 99.2
COMARCO, INC., #4316832
COMARCO, INC. FIRST QUARTER 2011 FINANCIAL RESULTS
June 14, 2010, 4:30 PM ET
Chairperson: Jenifer Kirtland (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Comarco, Inc. First Quarter 2011 Financial Results Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press star, one, on your touch-tone phone. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Monday June 14th, 2010.

At this time, I’d like to turn the conference over to Jenifer Kirtland of EVC Group. Please go ahead, ma’am.

Jenifer Kirtland:	Thank you, Operator. Hello, everyone, and thank you for joining us for the Comarco First Quarter Fiscal 2011 conference call.

Before we get started, as a reminder, during the course of this conference call, the Company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Statements made during the course of this conference call which state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Comarco’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s SEC filings, including but not limited to the Company’s most recent Form 10-Q for the fourth—first quarter ended April 30, 2010, filed today. Copies of these documents are available from Comarco or the SEC.

And now, I’d like to turn the call over to Sam Inman, President and CEO of Comarco. Sam?

Sam Inman:	Thank you, Jenifer. Welcome, everyone, and thanks for taking time out of your day to join us. As we always do, I have the management team with me in the room, and I’m going to carry the call today, if that’s all right with everyone. I’ll ask the management team to be here, though, for questions, should you have any. Let me introduce them one more time so you know who’s here. Fredrik Torstensson, who’s our VP of Sales and Marketing worldwide; Tom Lanni, who’s our Chief Technology Officer and Vice President of Development; and Don McKeefery, goodness gracious, is with us; he’s been in China the last couple of quarters we’ve done this. He’s our VP of Manufacturing and Operations; he’s been busy trying to ramp up volumes on our Manhattan. It’s nice to have Don with us and—but since we’re always short one, it’s Winston Hickman, our CFO, who is traveling today so—and I’ll give you a quick overview of the financials and try to handle questions on that, if you should have them.

Let me start by giving you kind of an idea of the flow of the call as I see it. I want to quickly give you an overview on our Q1 financial performance, do a little comparison to how we’ve done in prior years with our ChargeSource business. And a couple of things about key customers that I thought would be helpful then and how we are doing there. And then I want to recap, as we close up our objectives that we’ve put in place for 2011, tell you a little bit about how we’re doing on those prime objectives and tell you why we’re still very confident we can hit our guidance of 25 to 30% revenue growth this year overall. And then, of course, we’ve got some time on the agenda should you have questions; be happy to take them.

First of all, the first quarter financials. We had revenue of 7.5 million, which is obviously quite a nice increase over the 2, roughly 2 million we did in the first quarter of last year. It mainly points to the fact that we are now executing a strategy that we’ve had to get both into retail and OEM and the first quarter of last year we only had our OEM business and so you see the effect of our partner, Targus, in the business we’re now gaining in retail in that growth number. And, quite frankly, the progress we’re making on our thin and light platform is both at our retail version and our OEM are quite positive so we’re seeing good underlying growth in that. A comment about that number, because I’ve been asked; we do have seasonality in our business, as you can imagine. So the comparison to last year’s first quarter, as I said, is pretty substantial. It’s down from our fourth quarter. My view on that is the seasonality, as much as anything. Since we are in retail, you all know as retail shoppers and some of you owning retail stocks, I’m sure you know how that seasonal nature moves higher as you go through the year and it peaks kind of in your third and fourth quarter, so that’s a reflection of where we are.

And then secondly, and as importantly I think, we talked last time about this unfortunate incident that we had put in place on the recall, and we stopped a bit in the first quarter of this year, not only to put the recall program together but I think, as importantly, in the numbers, we actually stopped shipping Manhattan for about three weeks in an abundance of caution with Targus to check out what we were sure of but to be certain that there weren’t any problems with our specifications or our manufacturing quality or our process on the Manhattan product. And, of course, we found out that there was not. In fact, inside [ph] the notes here, we did—as the Manhattan connector and TIF we are using, as we repair these Bronx products that we had the recall on, so we’re all—I speak for Targus enough so I believe in saying we’re all very confident about the design and the process that’s going on with Manhattan. So that did cost us a little bit of business, for what it’s worth, in the first quarter.

But I do believe and I’m very comfortable that that distraction of the recall is behind us, the opportunity at Targus in the retail sector, predominantly in the United States, seems to be larger than we hoped it would be and that’s good news. And I believe we’re making good progress on—with Lenovo, and I’ll talk a little about both of those here as we go.

We—of course, as a result of that, top line had some significant improvement in our bottom line performance for the year. We did have right at [ph] a $700,000 loss, $0.10 per share in the quarter but, of course, that’s compared to a $2.8 million loss or about $0.39 a share last year. I think, as I said, a couple of things beyond the revenue that are important to look at in those financial numbers and one of them is, of course, our gross profit margins. While we have more to do there, we had a 21—a little over 21% gross profit margin in the quarter compared to a negative gross margin, which we were dealing with at this time last year as we tried to get this Company rolling.

We also had a pretty nice decline, appropriate decline of about 10% in our operating expenses. We had a pretty good cut down in SG&A. Some of that was—you remember, we struggled—the Company struggled with litigation with iGo over the years. We settled that about this time last year and so that was a little bit of a bump in there. And I want to note that our R&D, our engineering and support expense is actually up but that’s part of our plan. We really need to continue to put investments in our R&D here and our support structure to be able to execute our strategy well.

The other thing we watch closely, of course, is cash and, in this case, cash and receivables as we shift the Company from one that wasn’t making numbers and burning cash on operating losses to one that converts cash to solid receivables; we track them both. So our cash balance at the end of the quarter was right at 9 million and that includes, by the way, $1 million of borrowing against our credit line, which we keep open and active every quarter. And our accounts receivable were 11.4 million, a little over $11 million so our balance of receivables and cash are right above $20 million. From the standpoint of the progress we watch and the way we’re making this, as an example, our cash and receivables in total in the first quarter of last fiscal year at this time were only about 14.5 million, so we are beginning to grow the business. We are consuming a little cash on operating losses but, more importantly, using our cash to fund receivables.

That is my quick highlights on the financial performance and let me shift to the second item on the agenda, which is a little bit about our business, and in this case, it really boils down to us talking about our three key customers. Let me start with Targus.

I think that our relationship with Targus is strong. We have good relationships from top to bottom at Targus. I think it’s a good, solid business relationship despite these issues we’ve wrestled with over the recall. Most importantly, the demand we’re seeing from Targus’ customers, Targus and therefore its customers, Wal-Mart and Best Buy, the office stores and the e-channels, is growing every quarter. The forecast, Fredrik talked about this last time; a forecast that we’re getting from Targus for the rest of the year is larger than when we started and that’s a great, great thing.

Our challenge is we are struggling. Targus and—neither Targus nor us are pleased with the fact that we can’t make enough product so our demand outstrips our supply I guess. As I tell my family, you come home with a problem every day, that’s a better one to have, I think, than some we’ve had, but we’re working hard. And Don will be here if you want to talk about it but, as a note, we are—we’re in the midst of bringing on a second contract manufacturer, mid-size, highly focused contract manufacturer; we think they will be very good. And that supplier comes on mid-summer, before the fall kick in order to try to get ahead of this problem. So we’ll have capacity, we think. We also hope that this component shortage that’s existed in the market since late last year will start to break, and we hope we’ll be able to catch our forecast and our demand with our supply by the second half of the year. It looks very good to me and, hopefully, it will be good for next year as well in that case.

One other point on Targus in the product line, Fredrik and the team have done a really great job. We’re in the midst of working on a product for—with Targus for the European market. I will remind us quickly that the Manhattan product is really a US-only product and there’s big markets here in the US and, of course, for us it’s been a big part of our growth this year. We need to penetrate the European market and there is some really good work going on with a platform for Europe and Fredrik and Tom and the teams have been working well together. That looks good to me for the second half of the year. We hope, certainly, it will be a big contributor to our next fiscal year as we roll into calendar year ’11, fiscal year ’12.

Also from a product standpoint that’s important, we’re working with Targus right now on getting a next generation Netbook product launched. That category is still hot. Worldwide, it’s always going to be there and I think Targus and us have found a platform that we’re pretty excited about. We need to get that product done and out the door as well.

Lastly on Targus, as it relates to the recall, we—I can summarize for you if—we can talk about it more in questions if you want. The recall’s going about exactly as we anticipated. It’s one of those things where you model the process. We estimate how many people will show up for the recall, and we have inventory in the channel to rework, and we use those numbers of models. Some are up and some are down but I think it’s about pot right, as they say, right now. So the $4.6 million reserve that we took in the fourth quarter of last year, I think, is the right number still to cover that and we will keep track of it. We track it regularly here. We’ll post you as we go.

Next on Lenovo, we actually—the executive team just came back from a two-day meeting at Lenovo. I think the most impressive thing to me about Lenovo is how well we work with the team out there, how strong the relationship is with Lenovo, again, from the top of the organization down into the engineering and procurement level; a very good, strong relationship. They are very excited about this new, what we call Constellation, the ultra slim and light. And, as we told you last time, they had not been putting the Y cable, the cable end that lets you charge high and low power devices at the same time, they had not been including that. They started doing that this year and we’re all pretty excited about that.

We have announced some—last call, I believe, Fredrik, that we had hired a rep full time at Lenovo. I think one of the challenges at Lenovo was—when we can be there as a team, it’s helpful but, at some point, you need full time coverage in an account like that. We’ve got a person who I’ve spent some time with and we all have; very impressed with their ability to cover the account. They have prior relationships with Lenovo, they know the industry and they know Lenovo. And so we have put together some programs for the second half of the year at Lenovo that I’m very excited about and I think they are too. We have some things to sort out but the net of the Lenovo relationship is, we got the right products, we have the right partnership; we just need some resource out there [inaudible] some programs to execute and capitalize on it. Fredrik’s here again, if you want to talk any more about that.

Last, but certainly not least, is Dell. I believe you saw the press release we’ve put out. We’re all excited that we got through the process with Dell, got the product manufacturer and actually began to ship it into the marketplace. That is a, that is a wonderful accomplishment on our size of the table, to get a small company like this to be qualified and then to be able to execute through a product launch with Dell. It is a 90-watt DC adaptor. Their current product offering is a 45-watt. This product will be their mainstream DC product in the commercial marketplace. They will continue with the 45-watt for a while but I think, as some of you in the technology side know, the—more and more Notebooks are 90-watt; most of—the majority of the Notebooks are 90-watt so they need a 90-watt DC adaptor. This will be their mainline product. So while it won’t be a large piece of business for you and us, as I’ve told you, it is really important that we now have ourselves on the Dell preferred supplier list. And what we got to do now is work that and get our friends at Dell interested in putting the slim and light adaptor product into their product line and growing our business.

Let me shift next and talk a little bit about what we said we would do this year and fiscal year ’11 as a total. And I start out by saying, when I said—I’m very confident about the momentum that we have started continuing for the rest of the year, and I hope growing as the year goes on. And I still see no reason that this Company can’t produce a 25 to 30% revenue growth for the year. Let me just recap real quick for sake of consistency what we gave ourselves as milestones this year. First, we said we were going to grow our ChargeSource volumes and our revenue and also measure market share, which we’re beginning to do, to see if, in fact, we’re not only growing but we’re gaining market share.

Second, while we’re really pleased to get our margins up above 20% and into the positive category, we realize we’ve got some more work to do there so we’ve committed to continue to improve our gross profit margins as we get through the year. I think in the prior quarter and in the near term, we should be aware of a negative impact we’re having on gross product margins, and that is the fact that we’re having to air ship a lot of product because we’re chasing demand with supply here. So in order to get it to the market fast enough, we’re encountering air shipping expenses instead of—but that will have a detrimental effect, and it did a little bit in the first quarter. But as we get our supply chain up, as I talked about, we’ll be able to get past that. But we’re going to continue to improve, regardless.

Thirdly, we said we would expand our product portfolio. I think some of the projects we have underway now that I alluded to are a good example of this. We’re going to—you know, we’re very heavily invested in our own R&D and intellectual property here at the Company, but we also have gotten much better at looking outside and taking baseline technology from other companies, adding what we can to it and then coming out with a different, unique product from our Company to increase our product portfolio. And we have some of those projects underway.

And then finally, certainly—maybe most importantly in the short term is we are working to get better control of our supply chain. We’ve had this issue that stem from our manufacturing, outsourcing relative to the recall, and we’re chasing, as I said, components and capacity in the manufacturing side and the supply chain side. We’ve got some new members on the team here, including a Director of Materials Management Procurement, some new purchasing people we’ve put on the team and I’m pretty confident that as we see the—these people execute, we’re getting ahead of that wave a little bit and we’ll be better off by far in the second half of the year.

So these milestones, for those of us that tracked them last year, are really just a continuation of some of the fundamental ones we put in last year coming off that strategy that we showed you all a couple of years back about taking this Company and turning it into a successful charge source company. And, again, if I look at our ability to execute on these initiatives and get done what we have to get done, then I’m very confident we have another record year of revenues for our ChargeSource business.

So, Operator, I will take a breath here and let’s turn the line over and see if there’s anyone who has a particular question we might try to answer? Again, Tom, Don and Fredrik are with me, more than happy to pitch in if you have something you want to direct to them.

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you do have a question, please press star, one on your touch-tone phone. If you’d like to withdraw that question, please press star, two. If you’re using speaker equipment today, please lift the handset before making your selection.

Once again, ladies and gentlemen, if you’d like to ask a question at this time, please press star, one.

And, Mr. Inman, sir, I’m showing no questions at this time. Please continue.

Sam Inman:	That’s fine, thank you, Operator. So, everyone, let me summarize again by saying that we’re very optimistic about the progress we’re making here. We’re very comfortable with our outlook for the year. These milestones that I—we’ve laid out, I will continue to review our progress against them each quarter as we report, and I believe those are pivotal to us being able to produce a successful company here. We’re focused as we should be on growing revenue here. By growing the revenue and managing our costs, we’re going to get our margins up and then, of course, the ultimate goal here is to get this operating income line to profitability.
And I should assure you that the entire team here, not just the management team but the entire Company, we meet on these things regularly. The entire Company is committed to doing that. They understand, I believe, their piece in getting that done and I’m very pleased with the progress that the whole team is making. I thank you again for taking time from your day to join us and we will see you after the next quarter’s results. Thank you all.
Operator:	Thank you, sir. Ladies and gentlemen, this does conclude the Comarco, Inc. First Quarter 2011 Financial Results Conference Call. Thank you very much for your participation. You may now disconnect.
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